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                                                                       EXHIBIT 1



                      [SOLO ENERGY CORPORATION LETTERHEAD]

August 7, 2001

Mr. Michael Holmstrom
Elektryon
6565 Spencer Street
Las Vegas, Nevada  89119


               RE: ASSET ACQUISITION AGREEMENT DATED AS OF APRIL 16, 2001 (THE "ACQUISITION AGREEMENT") BY AND BETWEEN ELEKTRYON AND SOLO ENERGY CORPORATION (THE "COMPANY")

Dear Michael:

Reference is made to (i) the above referenced Acquisition Agreement by and between Elektryon and the Company, dated as of April 16, 2001 and (ii) the letter agreement by and between Elektryon and the Company dated June 14, 2001 (the "June Letter Agreement"). Capitalized terms used herein, but not defined herein, shall have the meanings set forth in the Acquisition Agreement and the June Letter Agreement, except as modified below.

1. Termination Date. Pursuant to the June Letter Agreement, the Termination Date set forth in Section 13.1(e) of the above referenced Acquisition Agreement, was extended by mutual agreement from June 30, 2001 to July 30, 2001. By this letter agreement, the Company and Elektryon hereby agree to extend the Termination Date from July 30, 2001 to August 31, 2001. As a result of such extension, the Company shall not be obligated to consummate the transactions contemplated by the Acquisition Agreement until August 31, 2001.

2. Sale of Inventory. Notwithstanding anything in the Acquisition Agreement to the contrary, by this letter agreement, the Company hereby agrees that (i) on or after August 6, 2001, Elektryon shall be permitted to sell or dispose of a portion of its Inventories with a book value not to exceed $500,000 ("Permitted Inventory Sales"), (ii) Elektryon shall be permitted to retain the proceeds from such Permitted Inventory Sales, and (iii) for purposes of calculating the distribution of the Cash Escrow under Section 2.5(i) of the Acquisition Agreement, any reduction in Inventories resulting from any Permitted Inventory Sale shall not be reflected in the Closing Balance Sheet. Elektryon shall provide the Company with evidence of the date and purchase
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                      [SOLO ENERGY CORPORATION LETTERHEAD]

    price of each Permitted Inventory Sale within two business days following the Permitted Inventory Sale.

3. Information Regarding Series D Financing. The Company hereby agrees to conduct a telephone conference call with Elektryon and the Company's investment bankers on a weekly basis, beginning the week of August 6, 2001, to inform Elektryon as to the current status of the Company's Series D financing and to allow Elektryon the opportunity to ask questions regarding the same.

All other terms set forth in the Acquisition Agreement, other than any modifications set forth above and in the June Letter Agreement, shall remain in full force and effect.

If the foregoing correctly represents your understanding and agreement, please so indicate by signing a copy of this letter agreement in the place indicated, whereupon all of the parties hereto shall be legally bound on the foregoing terms and conditions.

Very truly yours,

SOLO ENERGY CORPORATION

/S/ BROOKS TANNER
__________________________________
By: Brooks Tanner, Chief Financial Officer


                                               AGREED AND ACCEPTED

                                               ELEKTRYON


                                               By: /S/ MICHAEL HOLMSTROM
                                                  ______________________________

                                               Date: 8/7/01
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